Exhibit 99.1

Gay Warren Gaddis Joins Monotype Board of Directors

Gaddis is Founder of T3, Largest Independent Advertising Agency Owned by a Woman in the U.S.

WOBURN, Mass., Feb. 26, 2014 – Monotype Imaging Holdings Inc. (Nasdaq: TYPE), a leading provider of typefaces, technology and expertise for creative applications and consumer devices, today announced that Gay Warren Gaddis, founder and chief executive officer of the advertising agency, T3 (The Think Tank), has been appointed to its board of directors.

“We’re very excited to welcome Gay to the board of directors,” said Doug Shaw, president and chief executive officer of Monotype. “She brings a strong combination of brand expertise and an entrepreneurial perspective – qualities that will be of great value to Monotype, particularly as we move forward in helping brands to optimize content and ensure brand integrity in an increasingly digital world.”

Gaddis founded T3 in 1989, and today the company is the largest independent advertising agency owned by a woman in the U.S., with 200 employees and more than $200 million in capitalized billings. Clients include brands such as Allstate, Coca-Cola, JP Morgan Chase, UPS, 7-Eleven, H-E-B and Microsoft. In addition, T3 has been recognized as a pioneer in digital marketing, an early leader in online video and as one of the U.S. leaders in the mobile industry. An active spokesperson and writer, Gaddis is a regular contributor to Forbes Magazine. She has also received several honors, including an award from Fast Company Magazine as one of the Top 25 Women Business Builders. In 2012, she received the Luminary Award for Entrepreneurial Champion from the Committee of 200 (C200).

Gaddis currently serves as the chairperson on C200’s governing board of directors. She is also on the advisory board of Womensphere and is the vice chair of the executive committee of the Texas Business Leadership Council. In addition, she was appointed to the Lower Colorado River Authority by the governor of Texas and served a six-year term. Gaddis began her career as a copywriter with The Richards Group. She then served as public relations director for Baylor University Medical Center; marketing director for Leadership Dynamics, a national management consulting firm; and later became a full partner at an Austin advertising agency, before founding T3. Gaddis holds a bachelor’s degree in fine arts from the University of Texas at Austin.

About Monotype

Monotype is a leading global provider of typefaces, technology and expertise that enable the best user experience and ensure brand integrity. Based in Woburn, Mass., Monotype provides customers worldwide with typeface solutions for a broad range of creative applications and consumer devices. The company’s libraries and e-commerce sites are home to many of the most widely used typefaces – including the Helvetica®, Frutiger® and Univers® families – as well as the next generation of type designs. Further information is available at www.monotype.com.

Monotype, Helvetica and Frutiger are trademarks of Monotype Imaging Inc. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. Univers is a trademark of Monotype GmbH registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. All other trademarks are the property of their respective owners. ©2014 Monotype Imaging Holdings Inc. All rights reserved.

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IR contact:

Monotype

Chris Brooks, 781-970-6120

chris.brooks@monotype.com